Exhibit g.3
                          ADMINISTRATION AGREEMENT


         DUFF & PHELPS UTILITIES INCOME INC., a Maryland corporation registered under the Investment Company Act of 1940 ("1940 Act") as a closed-end diversified management investment company
("Fund"), and J.J.B. HILLIARD, W.L. LYONS, INC.
("Hilliard/Lyons"), a Kentucky corporation, agree that:

                  1. Engagement of Hilliard/Lyons. Hilliard/Lyons shall provide administrative services to Fund subject to the supervision of the board of directors of Fund, for the period and on the terms set forth in this Agreement. Hilliard/Lyons shall be deemed for all purposes to be an independent contractor and not an agent of Fund, and unless otherwise expressly provided or authorized, shall have no authority to act for or represent Fund in any way.

                  The services to be provided to Fund by Hilliard/Lyons shall include all management and administrative services required in connection with the operation of Fund not required to be performed by Duff & Phelps Investment Management Co. ("Manager") pursuant to the Investment Advisory Agreement ("Advisory Agreement") of even date herewith between Fund and Manager, including but not limited to: preparation and filing of reports and returns required by governmental bodies and to shareholders, preparation of proxy material and prospectuses, making arrangements for shareholder meetings, and shareholder correspondence; and supervision of services performed by others (the cost of which will be paid by the Fund pursuant to paragraph
         3), involving the computation of net asset value, portfolio accounting, preparation of financial statements and preparation and filing of shareholder income tax information.

                  2. Expenses to be paid by Hilliard/Lyons. Hilliard/Lyons shall furnish, at its own expense, office space and all necessary office facilities, equipment and personnel for managing the Fund other than in connection with the management of the Fund's investments.

                  3. Expenses to be paid by Fund. Fund shall pay all charges of depositories, custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents and registrars and its dividend disbursing, dividend reinvestment and redemption agents, if any, including any charges for bookkeeping, accounting and tax information services provided by Fund's custodian; all charges of legal counsel and of independent auditors; all compensation of directors other than those affiliated with Manager, Duff & Phelps Inc. or Hilliard/Lyons and all expenses incurred in connection



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         with their services to Fund; all expenses of publication of notices and reports to its shareholders; all expenses of proxy solicitations of Fund or its board of directors; all expenses of printing of Fund's prospectus and registration statement and mailing copies of the prospectus; all taxes and corporate fees payable to federal, state or other governmental agencies, domestic or foreign; all stamp or other transfer taxes; all expenses of printing and mailing certificates for shares of Fund; all expenses of bond and insurance coverage required by law or deemed advisable by Fund's board of directors; all expenses of maintaining the registration of Fund under the 1940 Act; all interest expenses; all fees, dues and expenses incurred by Fund in connection with membership in any trade association or other investment company organization; all miscellaneous business expenses and, in general, all expenses incidental to its operations not assumed by Hilliard/Lyons or by the Manager pursuant to the Advisory Agreement. Fund shall also bear all of Fund's extraordinary expenses as may arise, including expenses incurred in connection with litigation, proceedings and claims and expenses incurred in connection with any obligation of the Fund to indemnify any person. In addition to the payment of expenses, Fund shall also pay all brokers' commissions and other charges relative to the purchase and sale of portfolio securities.

                  4. Compensation of Hilliard/Lyons. For the services to be rendered and the charges and expenses to be assumed and to be paid by Hilliard/Lyons hereunder, Fund shall pay Hilliard/Lyons a quarterly fee at annual rates of 0.25 of 1% of the Fund's Average Weekly Net Assets which does not exceed $100 million, 0.20 of 1% of the Fund's Average Weekly Net Assets from $100 million to $1.0 billion and 0.10 of 1% of the Fund's Average Weekly Net Assets in excess of $1.0 billion, as determined by valuations made as of the last business day of each calendar week ending during the quarter, which fee shall be payable on the first business day of the next quarter. For purposes of the foregoing calculation, Average Weekly Net Assets shall be equal to the sum of (i) the aggregate net asset value of the Fund's common stock, (ii) the aggregate liquidation preference of the Fund's preferred stock and (iii) the aggregate proceeds to the Fund of commercial paper issued by the Fund.

                  5. Services of Hilliard/Lyons not exclusive. The services of Hilliard/Lyons to Fund hereunder are not to be deemed exclusive, and Hilliard/Lyons shall be free to render similar services to others so long as its services under this Agreement are not impaired by such other activities.

                  6. Limitation of liability of Hilliard/Lyons.
         Hilliard/Lyons shall not be liable to Fund or its shareholders for any loss suffered by Fund or its shareholders from or as a consequence of any act or omission



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         of Hilliard/Lyons, or of any of the directors, officers, employees or agents of Hilliard/Lyons, in connection with or pursuant to this Agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of Hilliard/Lyons in the performance of its duties or by reason of reckless disregard by Hilliard/Lyons of its obligations and duties under this Agreement.

                  7. Duration and renewal. Unless terminated as provided in
         section 8, this Agreement shall continue in effect until April 30, 2000, and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those directors who are not interested persons of Fund or of Hilliard/Lyons voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the board of directors of Fund or vote of the holders of a "majority of the outstanding shares of Fund" (which term as used throughout this Agreement shall be construed in accordance with the definition of "vote of a majority of the outstanding voting securities of a company" in section 2(a)(42) of the 1940 Act).

                  8. Termination. This Agreement may be terminated at any time, without payment of any penalty, by the board of directors of Fund, or by a vote of the holders of a majority of the outstanding shares of Fund, upon 60 days' written notice to Hilliard/Lyons. This Agreement may be terminated by Hilliard/Lyons at any time upon 60 days' written notice to Fund.

                  9. Amendment. This Agreement may not be amended without the affirmative vote of a majority of those directors who are not "interested persons" (as defined in section 2(a)(19) of the 1940
         Act) of Fund or of Hilliard/Lyons, voting in person at a meeting called for the purpose of voting on such approval.

Dated as of May 1, 1998


                                   DUFF & PHELPS UTILITIES INCOME INC.


                                   By: /s/ Calvin J. Pedersen
                                       -------------------------------
                                       Its President and Chief
                                             Executive Officer
                                           ---------------------------


                                   J.J.B. HILLIARD, W.L. LYONS, INC.


                                   By: /s/ Joseph C. Curry, Jr.
                                       -------------------------------
                                       Its Senior Vice President
                                       -------------------------------


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